Exhibit 99.1

Checkpoint Therapeutics Reports Third Quarter 2018 Financial Results and Recent Corporate Highlights

New York, NY – November 2, 2018 – Checkpoint Therapeutics, Inc. (“Checkpoint”) (NASDAQ: CKPT), a clinical-stage immuno-oncology biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for patients with solid tumor cancers, today announced financial results and recent corporate highlights for the third quarter ended September 30, 2018.

“In the third quarter of 2018, we announced positive interim safety and efficacy data from our ongoing Phase 1/2 clinical trial of CK-101, a third-generation EGFR inhibitor being evaluated in advanced non-small cell lung cancer (NSCLC), which was a significant milestone for the company,” said James F. Oliviero, President and Chief Executive Officer of Checkpoint. “Our plans remain on-track for the rest of the year as we continue enrollment to establish the optimal dose of CK-101, after which we plan to initiate a Phase 3 trial in 2019 in treatment-naïve EGFR mutation-positive NSCLC patients. We also look forward to reporting early next year interim data from the expansion cohort phase of our Phase 1 clinical trial of CK-301, a fully human anti-PD-L1 antibody, in selected recurrent or metastatic cancers.”

Recent Corporate Highlights:

•	In September 2018, Checkpoint announced positive interim safety and efficacy data from its Phase 1/2 clinical trial of CK-101, a third-generation epidermal growth factor receptor (EGFR) tyrosine kinase inhibitor (TKI) being evaluated in advanced NSCLC. The data were presented in an oral presentation at the International Association for the Study of Lung Cancer (IASLC) 19th World Conference on Lung Cancer in Toronto. CK-101 was well tolerated across multiple dose groups and safe. Durable anti-tumor activity was observed, particularly in treatment-naïve EGFR mutation-positive NSCLC patients.
•	In October 2018, Checkpoint appointed Christian Béchon to its Board of Directors.

Financial Results:

•	Cash Position: As of September 30, 2018, Checkpoint’s cash and cash equivalents totaled $29.6 million, compared to $19.2 million at December 31, 2017, an increase of $10.4 million year-to-date.
•	R&D Expenses: Research and development expenses for the third quarter of 2018 were $7.8 million, compared to $5.0 million for the third quarter of 2017, an increase of $2.8 million.

•	G&A Expenses: General and administrative expenses for the third quarter of 2018 were $1.5 million, compared to $1.3 million for the third quarter of 2017, an increase of $0.2 million.
•	Net Loss: Net loss attributable to common stockholders for the third quarter of 2018 was $9.3 million, or $0.32 per share, compared to a net loss of $5.9 million, or $0.26 per share, for the third quarter of 2017.

About Checkpoint Therapeutics

Checkpoint Therapeutics, Inc. (“Checkpoint”) is a clinical-stage, immuno-oncology biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for patients with solid tumor cancers. Checkpoint is evaluating its lead small-molecule, targeted anti-cancer agent, CK-101, in a Phase 1/2 clinical trial for the treatment of patients with EGFR mutation-positive non-small cell lung cancer (NSCLC). In addition, Checkpoint is currently evaluating its lead antibody product candidate, CK-301, an anti-PD-L1 antibody licensed from the Dana-Farber Cancer Institute, in a Phase 1 clinical trial in checkpoint therapy-naïve patients with selected recurrent or metastatic cancers. Checkpoint is headquartered in New York City. For more information, visit www.checkpointtx.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs, and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; risks relating to the timing of starting and completing clinical trials; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Company Contact:

Jaclyn Jaffe

Checkpoint Therapeutics, Inc.

(781) 652-4500

ir@checkpointtx.com

Investor Relations Contact:

Jeremy Feffer

Managing Director, LifeSci Advisors, LLC

(212) 915-2568

jeremy@lifesciadvisors.com

Media Relations Contact:

Tony Plohoros

6 Degrees

(908) 940-0135

tplohoros@6degreespr.com

CHECKPOINT THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$29,600	$19,225
Prepaid expenses and other assets	1,196	1,857
Other receivables - related party	5	331
Total current assets	30,801	21,413
Total Assets	$30,801	$21,413

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$8,118	$5,762
Accounts payable and accrued expenses - related party	664	610
Total current liabilities	8,782	6,372
Total Liabilities	8,782	6,372

Commitments and Contingencies

Stockholders' Equity
Common Stock ($0.0001 par value), 60,000,000 shares authorized
Class A common shares, 7,000,000 shares issued and outstanding as of September 30, 2018 and December 31, 2017	1	1
Common shares, 26,996,238 and 18,512,429 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	3	2
Common stock issuable, 0 and 591,836 shares as of September 30, 2018 and December 31, 2017, respectively	-	2,296
Additional paid-in capital	105,793	71,772
Accumulated deficit	(83,778)	(59,030)
Total Stockholders’ Equity	22,019	15,041
Total Liabilities and Stockholders’ Equity	$30,801	$21,413

CHECKPOINT THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Revenue - related party	$5	$349	$475	$1,393

Operating expenses:
Research and development	7,848	4,955	20,233	14,165
General and administrative	1,544	1,344	5,090	4,064
Total operating expenses	9,392	6,299	25,323	18,229
Loss from operations	(9,387)	(5,950)	(24,848)	(16,836)

Other income
Interest income	43	22	100	77
Total other income	43	22	100	77
Net Loss	$(9,344)	$(5,928)	$(24,748)	$(16,759)

Loss per Share:
Basic and diluted net loss per common share outstanding	$(0.32)	$(0.26)	$(0.89)	$(0.74)

Basic and diluted weighted average number of common shares outstanding	29,249,035	22,801,229	27,698,323	22,533,315